Exhibit 10.29

                                Terex Corporation
                          500 Post Road East, Suite 320
                           Westport, Connecticut 06880

                                            November 13, 2003

Mr. Filip Filipov
100 East Huron Street
Chicago, Illinois 60611

Dear Fil:

You have notified Terex Corporation (hereinafter sometimes referred to as "Terex" or the "Company") of your election to retire as an employee effective December 31, 2003 as provided for in the Contract of Employment, dated as of September 1, 1999, between you and Terex. This letter outlines our agreement in connection with your retirement. The following represents our agreement:

1. Your employment with the Company shall terminate on December 31, 2003. Accordingly, effective January 1, 2004 you shall not be considered an employee or agent of Terex or any of its affiliates nor shall you be entitled to receive any benefits offered to employees of Terex or any of their affiliates.

2. You will entitled to receive a bonus for calendar year 2003 based on your current target bonus percentage of 75% of base salary and payout matrix under the Terex Bonus Plan. The Company will pay your bonus for calendar year 2003 at same time as the Company pays bonuses to other senior executives of the Company for calendar year 2003 (which is expected to be on or about April 1, 2004). The Company will withhold for income and other applicable taxes, or other amounts, as required by law.

3. You will continue to vest in the option and restricted stock awards previously granted to you in accordance with their terms until December 31, 2006.

4. You will entitled to payment of all amounts vested in connection with the 60,000 units issued to you in calendar year 1999 under the 1999 Long Term Incentive Plan (1999 LTIP"). Otherwise, your participation in the 1999 LTIP shall terminate as of December 31, 2003 and you shall not be entitled to any other payments thereunder, including with respect to the 55,000 units issued to you under the 1999 LTIP in 2002.

5. Terex will pay the cost for one move of your household possessions to Europe at a cost not to exceed $50,000 in the aggregate. You will be entitled to reimbursement against receipt of invoices and other documentation as required by the Company and otherwise in accordance with Company policy.

6. Effective December 31, 2003, your participation in the Terex Corporation 401(K) Retirement Savings Plan and Supplemental Executive Retirement Plan shall terminate.

7. Upon your retirement as an employee of Terex, you no longer be eligible to participate in the Terex Corporation Deferred Compensation Plan. Please be advised that you will be required to make certain retirement elections in accordance with the terms of the Plan.

8. You agree to cooperate with Company in ensuring a smooth transition following your departure. This will include cooperating with and making himself reasonably available to Company, as Company may reasonably request, to assist it in any matter, including giving truthful testimony in any litigation or potential litigation, as to which you may have knowledge, information or expertise.

9. You agree that you will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation outside of Terex, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures, or other affairs of Terex, or any of its affiliated companies, parent or subsidiaries. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by yourself of this Agreement.

     You agree that you will not during the period from January 1, 2003 through December 31, 2006 and thereafter for so long as either you or any affiliate of yours is receiving any payments or fees from Terex or any of its affiliated companies, parent or subsidiaries, directly or indirectly, engage in any business, or own or control any interest in, or act as a director, officer, employee, agent or consultant of, any firm, corporation, partnership or other entity engaged in the business for which you have provided consulting services to Terex, or its affiliated companies, parent or subsidiaries.

Please indicate your acceptance of the foregoing by signing the enclosed copy and returning it to me at your earliest convenience.

                                         Sincerely,
                                         TEREX CORPORATION


                                         By:
                                           -------------------------
                                             Name:
                                             Title:

Agreed and Accepted as of November __, 2003:



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